Exhibit 99.1

PLX Technology, Inc. Reports First-Quarter 2008 Financial Results

  Revenues Increase 22 Percent Year over Year
  GAAP Earnings Per Share of $0.04 versus $(0.01) in Q1 2007
  PCI Express Exceeds $10M in Revenues, More than Double Prior Year

SUNNYVALE, Calif.--(BUSINESS WIRE)--PLX Technology, Inc. (NASDAQ:PLXT) today announced financial results for the first quarter ended March 31, 2008.

“In the first quarter our PCI Express product line fueled our growth,” said Michael Salameh, PLX® Technology chief executive officer. “We leveraged the revenue growth to improved quarterly net income relative to last year and the prior quarter. Although cash and investments declined during the quarter due to cash used to repurchase shares, we generated positive operating cash flows.

“PCI Express revenue was $10.6 million, more than double that of last year’s first quarter and up 14 percent sequentially. We also have also been very successful with the roll-out of the PCI Express Gen 2 products we started sampling last quarter. In addition to sampling to more than 50 customers, we won important designs in server, communications and graphics applications. Last week, we announced a second family of Gen 2 chips aimed at the emerging telecomm and networking markets.

“The number of customers and types of applications for our PCI Express chips continue to broaden. By the end of the first quarter, PLX had shipped production units, samples or development systems to more than 850 different customers since we launched the product line -- about 30 percent greater than the number this time last year. The number of customers buying production volumes increased to more than 100 -- about 50 percent higher than this time last year. Also in the first quarter, we announced that our switches were shipping in high-performance AMD ATI Radeon graphics cards, an example of a high-volume PC peripheral application.”

For the first quarter ended March 31, 2008, PLX reported net revenues of $22.8 million, a 22 percent increase from the $18.6 million reported in the first quarter ended March 31, 2007, and a three percent increase from the $22.1 million reported in the fourth quarter ended December 31, 2007.

GAAP net income for the first quarter ended March 31, 2008, was $1.1 million, or $0.04 per share (diluted). This compares with a net loss of $272,000, or a loss of $0.01 per share (diluted), in the first quarter ended March 31, 2007, and net income of $531,000, or $0.02 per share (diluted), in the fourth quarter ended December 31, 2007.

The Company’s gross margin for the first quarter ended March 31, 2008, was 60.8 percent, as compared with 61.0 percent for the first quarter ended March 31, 2007, and 60.6 percent for the fourth quarter ended December 31, 2007.

GAAP operating expenses remained flat at $13.2 million for the first quarter ended March 31, 2008, compared to fourth quarter ended December 31, 2007. Included in GAAP operating expenses were $1.1 million of stock-based compensations expense and acquisition-related amortization expense.

The Company’s balance sheet remained strong. At March 31, 2008, cash and investments decreased by $2.7 million to $43.9 million, from $46.6 million at December 31, 2007, due to the repurchase of approximately 627,000 shares of PLX common stock for $3.9 million.

Business Outlook

The following statements are based on current expectations. The Company does not intend to update, confirm or change this guidance until its second-quarter earnings release, although it may provide additional detail regarding its guidance on today’s scheduled conference call.

  Net revenues for the second quarter ended June 30, 2008, are expected to be between $23.0 million and $24.0 million, with approximately 50 percent of total net revenues attributable to PCI Express products.
  Gross margins are expected to be approximately 60 percent.
  Operating expenses under GAAP are expected to be approximately $14.2 million. Included in operating expenses are share-based compensation and acquisition related amortization which are expected to be approximately $1.3 million.

PLX management plans to conduct a conference call today at 2:00 p.m. PDT to discuss its first-quarter financial results, as well as its second-quarter outlook. A live Webcast of the conference call will be available through the Investor Relations section of the PLX Website at www.plxtech.com/investors, which also can be heard live via telephone at 913.312.6676. A recorded replay of this Webcast will be available on the PLX Website beginning 5:00 p.m. (PDT) on April 21, 2008, through 5:00 p.m. (PDT) on April 28, 2008. To listen to the replay via telephone, call 719.457.0820 and use access code 8842905.

For the live Webcast, listeners should go to the PLX Web site at least 15 minutes before the event starts to download and install any necessary audio software. The archived Webcast is typically available one to two hours after the end of the live call.

About PLX

PLX Technology, Inc. (www.plxtech.com), based in Sunnyvale, Calif., USA, is the world’s leading supplier of PCI Express and other standard I/O interconnect semiconductors to the communications, server, storage, embedded-control, and consumer markets. The company provides a competitive advantage through an integrated combination of experience, high-performance silicon, hardware and software design tools, and global partnerships. These innovative solutions enable PLX customers to develop equipment with industry-leading performance, scalability and reliability that allows them to bring designs to market faster.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These include statements about the Company’s estimated revenues, estimates of revenues attributable to certain products, estimated expenses, and estimated gross margins for the second quarter of 2008, which are set forth under the caption “Business Outlook,” statements regarding the PCI Express product lines and statements about the broadening of the Company’s revenue base. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements. Factors that could cause actual results to differ materially include risks and uncertainties, such as reduced demand for products of electronic equipment manufacturers which include the Company’s products, adverse economic conditions in general or those specifically affecting the Company’s markets, reduced acceptance of the Company’s PCI Express products, technical difficulties and delays in the development process, errors in the products, reduced backlog for the Company’s customers and unexpected expenses. Please refer to the documents filed by the Company with the SEC from time to time, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2007, which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements.

PLX and the PLX logo are trademarks of PLX Technology, Inc., which may be registered in some jurisdictions. All other product names that appear in this material are for identification purposes only and are acknowledged to be trademarks or registered trademarks of their respective companies.

PLX TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31	March 31	December 31
	2008	2007	2007

Net revenues	$22,755	$18,640	$22,114
Cost of revenues	8,912	7,263	8,720
Gross margin	13,843	11,377	13,394

Operating expenses:
Research and development	6,498	5,742	6,618
Selling, general and administrative	6,453	6,170	6,373
Amortization of purchased intangible assets	241	440	241
Total operating expenses	13,192	12,352	13,232

Income (loss) from operations	651	(975)	162
Interest income and other, net	488	574	589

Income (loss) before provision for income taxes	1,139	(401)	751
Provision (benefit) for income taxes	77	(129)	220

Net income (loss)	$1,062	$(272)	$531

Basic net income (loss) per share	$0.04	$(0.01)	$0.02
Shares used to compute basic per share amounts	28,707	28,645	28,831
Diluted net income (loss) per share	$0.04	$(0.01)	$0.02
Shares used to compute diluted per share amounts	28,867	28,645	29,193

PLX TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31	December 31
	2008	2007 (1)
	(unaudited)
ASSETS

Cash and investments	$43,906	$46,563
Accounts receivable, net	10,784	10,534
Inventories	7,536	7,422
Property and equipment, net	30,149	29,798
Goodwill	34,692	34,541
Other intangible assets	1,336	1,577
Other assets	5,705	5,365
Total assets	$134,108	$135,800

LIABILITIES

Accounts payable	$4,631	$4,447
Accrued compensation and benefits	2,146	2,237
Accrued commissions	506	652
Other accrued expenses	941	572
Total liabilities	8,224	7,908

STOCKHOLDERS' EQUITY

Common stock, par value	28	29
Additional paid-in capital	131,493	134,503
Accumulated other comprehensive loss	(141)	(82)
Accumulated deficit	(5,496)	(6,558)
Total stockholders' equity	125,884	127,892
Total liabilities and stockholders' equity	$134,108	$135,800

(1) Derived from audited financial statements

PLX TECHNOLOGY, INC.
SUPPLEMENTAL DATA
(Unaudited)

	Percentage of Net Revenues

	Three Months Ended
	March 31	March 31	December 31
	2008	2007	2007
Net Revenues by Geography
Americas	28%	33%	27%
Asia Pacific	59%	55%	63%
Europe	12%	13%	10%

	Share-Based Compensation
	(in thousands)

	Three Months Ended
	March 31	March 31	December 31
	2008	2007	2007
Manufacturing	$18	$18	$11
Research and development	403	532	381
Selling, general and administrative	464	602	674
	$885	$1,152	$1,066

CONTACT:
PLX Technology, Inc.
Company contact:
Arthur O. Whipple, 408-774-9060 (CFO)
investor-relations@plxtech.com
or
CommonGround Communications (for PLX)
Editorial contact:
Jerry Steach, 415-222-9996
jsteach@plxtech.com